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                                                                  EXHIBIT (a)(4)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                         REGENCY HEALTH SERVICES, INC.

                                      AT

                             $22.00 NET PER SHARE

                                      BY

                           SUNREG ACQUISITION CORP.,
                         A WHOLLY OWNED SUBSIDIARY OF

                          SUN HEALTHCARE GROUP, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
           TIME, ON SEPTEMBER 15, 1997 UNLESS THE OFFER IS EXTENDED.


                                                                 August 1, 1997

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  We have been appointed by Sunreg Acquisition Group, a corporation organized and existing under the laws of the State of Delaware ("Purchaser") and a wholly owned subsidiary of Sun Healthcare Group, Inc., a Delaware corporation ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Regency Health Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), at a price of $22.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated August 1, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (II) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO PARENT'S DEBT TENDER OFFERS A MAJORITY IN PRINCIPAL AMOUNT OF EACH OF THE COMPANY'S 12 1/4% SUBORDINATED SECURITIES DUE 2003 (THE "JUNIOR SECURITIES") AND THE COMPANY'S 9 7/8% SENIOR SUBORDINATED SECURITIES DUE 2002 (THE "SENIOR SECURITIES") (THE "TENDER CONDITION") AND (III) VALID CONSENTS HAVING BEEN OBTAINED PURSUANT TO PARENT'S DEBT CONSENT SOLICITATIONS FROM HOLDERS (EXCLUDING THE COMPANY AND ITS AFFILIATES) OF A MAJORITY IN PRINCIPAL AMOUNT AS OF THE APPLICABLE RECORD DATE OF EACH OF THE JUNIOR SECURITIES AND THE SENIOR SECURITIES (THE "CONSENT CONDITION"). THE CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION), INCLUDING THE TENDER CONDITION AND THE CONSENT CONDITION, MAY BE WAIVED BY PURCHASER IN ITS SOLE DISCRETION.

  Enclosed for your information and use are copies of the following documents:

    1. Offer to Purchase, dated August 1, 1997;

    2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to ChaseMellon Shareholder Services,

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  L.L.C. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

    4. A letter to stockholders of the Company from Richard K. Matros, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

    5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope addressed to the Depositary.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 15, 1997, UNLESS THE OFFER IS EXTENDED.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and
(iii) and any other required documents required by the Letter of Transmittal.

  If holders of Shares wish to tender Shares, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

  Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agents as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to us at our address and telephone number set forth on the back cover page of the Offer to Purchase.

  Additional copies of the enclosed material may be obtained from the Information Agents, at the address or telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          SCHRODER & CO. INC.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENTS OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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